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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)
                                January 28, 2001


                          EasyLink Services Corporation
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             (Exact name of registrant as specified in its charter)


           Delaware                     000-26371               13-3787073
           --------                     ---------               ----------
(State or other jurisdiction    (Commission File Number)     (I.R.S. Employer
     of incorporation)                                      Identification No.)


                         399 Thornall Street, 6th Floor
                                Edison, NJ 08837
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                    (Address of principal executive offices)



Registrant's telephone number, including area code               (732) 906-2000


                                       N/A
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           Former Name or Former Address, if Changed Since Last Report



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ITEM 5. OTHER EVENTS

Proposed Debt Restructuring
---------------------------

EasyLink Services Corporation ("EasyLink" or the "Company") today announced that it is seeking to restructure substantially all of approximately $86.2 million of outstanding indebtedness, including approximately $10.7 million of capitalized future interest obligations. The Company is currently in discussions with holders of its debt relating to the proposed restructuring. To date, the holders of approximately 70% of this debt have expressed interest in completing a restructuring on the terms discussed.

Management seeks to restructure substantially all of the debt. If all of the debt were successfully eliminated on the currently proposed terms, the Company would pay approximately $2.0 million in cash and issue up to 35 million shares of its Class A common stock, including the shares issued to fund the cash payment. The number of shares to be exchanged for each class of debt was determined based on a deemed per share price of between $2.00 and $3.00.

The completion of the restructuring is subject to the satisfaction of certain conditions, including raising the capital necessary for the cash restructuring payments; completing the restructuring by March 31, 2003 unless extended; restructuring a minimum of 85% of the $86.2 million of debt on terms similar within each class of debt; complying with applicable Nasdaq stock market rules in connection with the shares to be issued pursuant to the restructuring; and entering into definitive agreements with the creditors holding the debt subject to this restructuring. The Company is also requesting creditors to which it owes approximately $775,000 in cash interest payments to defer these payments pending completion of the restructuring.

NASDAQ Listing
--------------

In order to meet Nasdaq listing requirements, EasyLink must add a third independent director to the audit committee of its board of directors on or before March 31, 2003 and the bid price of the Company's Class A common stock must close at $1.00 per share or more for a minimum of 10 consecutive trading days by March 24, 2003. If EasyLink does not meet these conditions by these dates, the Company will seek an extension or further relief from Nasdaq's Staff or appeal to Nasdaq's Listing Qualifications Panel.

Other - Legal Matters
---------------------

In connection with the termination of an agreement to sell the portal operations of the Company's discontinued India.com business, the Company brought suit against a broker that it had engaged in connection with the proposed sale of the portal operations alleging, among other things, breach of contract and misrepresentation. The broker brought a counterclaim against the Company for a brokerage fee that would have been payable on the closing of the proposed sale. The court entered a judgment in the amount of $931,000 against the Company. The Company has filed a motion to alter the judgment and intends to appeal the decision.

This Form 8-K may contain statements of a forward-looking nature relating to the future events or the future financial results of EasyLink Services Corporation. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements. These include: the risk that we will be unable to complete the proposed restructuring of our outstanding debt on favorable terms and conditions or at all; historic and continuing losses; the need to raise additional capital; the ability to continue as a going concern is dependent upon the ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to achieve profitable operations; significant leverage; the ability to attract additional customers or to expand services sold to existing customers; the ability to maintain and grow revenues among existing and future customers; the ability to successfully implement our business strategy; significant competition; the risks of international operations, including regulatory uncertainties; the risks inherent in an acquisition strategy; the risks inherent in integrating the STI and EasyLink businesses; and the risk of being delisted from Nasdaq. These and other risks and uncertainties are described in more detail in the Company's most recent prospectus filed with the Securities and Exchange Commission and in subsequent filings with the Securities and Exchange Commission.
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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 28, 2003


                                    EASYLINK SERVICES CORPORATION


                                    By  s/Thomas Murawski
                                        -----------------------------------
                                    Thomas Murawski, Chief Executive Officer and President